EXHIBIT 2.2


                          LICENSE AGREEMENT FOR TRUSTS
                          ----------------------------


   AGREEMENT, dated as of December ___, 2010 (the "Effective Date"), by and between Morgan Stanley & Co. Incorporated. ("Morgan Stanley"), a Delaware corporation, having an office at 1585 Broadway, New York, NY 10036, and Van Kampen Funds Inc. ("Licensee"), a Delaware corporation with an office at 11 Greenway Plaza, Houston, Texas 77046-1173.

   WHEREAS, Morgan Stanley owns rights to, and engages in a variety of business activities in connection with, certain stock indexes and the proprietary data contained therein, among which are the indexes listed in Exhibit A, annexed hereto and made a part hereof (such indexes and data contained therein are hereinafter each referred to individually as an "Index," and collectively as the "Indexes");

   WHEREAS, Morgan Stanley acts as consultant to a third party, the American Stock Exchange LLC as of the date of this Agreement, which calculates, maintains and publishes the Indexes;

   WHEREAS, Morgan Stanley uses in commerce and owns trade name, trademark and service mark rights to the designations Morgan Stanley & Co., MS, Morgan Stanley Technology Index, and Morgan Stanley Multinational Company Index (such rights are hereinafter individually and collectively referred to as the "Marks");

   WHEREAS, Licensee wishes to use the Indexes as the basis of the unit investment trusts described in Exhibit B, annexed hereto and made a part hereof (the "Trusts");

   WHEREAS, Licensee wishes to use the Indexes and the Marks in connection with sponsoring, trading, marketing and promotion of the Trusts and in connection with making disclosure about the Trusts under applicable laws, rules and regulations in order to indicate that Morgan Stanley is the source of the Indexes; and

   WHEREAS, Licensee wishes to obtain Morgan Stanley's authorization to use the Indexes and refer to the Indexes and the Marks in connection with the Trusts pursuant to the terms and conditions hereinafter set forth.

   NOW, THEREFORE, the parties hereto agree as follows:

   1. Grant of License

   Subject to the terms and conditions of this Agreement including those set forth in Exhibit B hereto, Morgan Stanley grants to Licensee a non-transferable, non-exclusive, license (i) to use one or more of the Indexes as the basis, or a component, of the Trusts sponsored, sold and/or purchased by Licensee with respect to which Licensee acts as service provider, and (ii) to use and refer to the Indexes and the Marks in connection with the sponsoring, trading, marketing and promotion of the Trusts and in connection with making such disclosure about the Trusts as Licensee deems necessary or desirable under any applicable laws, rules or regulations in order to indicate the source of the Indexes.

   2. Term

   The initial term of this Agreement shall commence on the Effective Date and shall continue for two (2) years unless earlier terminated as provided in this
Section 2 or otherwise under this Agreement. Upon the expiration of the initial two (2) year term, this Agreement shall automatically renew for successive terms of one (1) year at a time. Notwithstanding the foregoing, either party may terminate this Agreement, which termination shall be effective at the end of the then-current or renewal term of this Agreement, by written notice to the other party given at least ninety (90) days prior to the end of such then-current or renewal term.

   3. License Fees

   (a) Licensee shall pay to Morgan Stanley a monthly license fee which shall be calculated as percentage points per annum of assets of such Trusts with respect to use of the Indexes listed in Exhibit A in connection with the Trusts ("Transaction Fees"). The amount payable with respect to each Trust is 3 basis points per annum in respect of a Trust's average daily net asset value. The Transaction Fees shall be calculated by Licensee on a Trust by Trust basis (and not aggregated across Trusts) and paid to Morgan Stanley within ten (10) business days following the last day of the relevant month. Such Transaction Fees shall be accompanied by a statement from an officer of Licensee certifying that the Transaction Fees paid to Morgan Stanley are accurate. In addition, if in the future Morgan Stanley enters into an agreement to license the Indexes and the Marks to a product that conforms to Exhibit B of this Agreement that provides for terms with respect to the Transaction Fees that are more favorable than the terms of this Section 3, those terms would automatically supersede the terms in this Agreement.

   (b) The Licensee shall maintain detailed and accurate records with respect to the assets of the Trusts and its payments to Morgan Stanley hereunder. The Licensee shall, upon written request by Morgan Stanley, provide access to printed records with respect to the assets of the Trusts during normal business hours, to an independent accounting organization chosen and compensated by Morgan Stanley, for purposes of a confirming audit with respect to such payments. The Licensee shall promptly pay any underreported Transaction Fees. If such audit determines that Transaction Fees in excess of ten (10%) percent of reported Transaction Fees were not reported during any of the four previously reported quarters, then the Licensee shall also pay for the reasonable costs of such audit.

   4. Termination

   (a) At any time during the term of this Agreement, either party may give the other party thirty (30) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period.

   (b) In the case of breach of any of the material terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days' prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination unless the breaching party shall correct such breach within the notice period.

   (c) Morgan Stanley shall have the right, in its sole discretion, to cease compilation and publication of any of the Indexes and, in the event that any of the Indexes is discontinued, to terminate this Agreement if Morgan Stanley does not offer a replacement or substitute index. In the event that Morgan Stanley intends to discontinue any index, Morgan Stanley shall give Licensee at least ninety (90) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from Morgan Stanley to notify Morgan Stanley in writing of its intent to use the replacement index under the terms of this Agreement.

   (d) Licensee may terminate this Agreement upon written notice to Morgan Stanley if (i) Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee's ability to issue, enter into, write, sell, purchase, market or promote the Trusts; or (ii) any material litigation or regulatory proceeding regarding the Trusts is threatened or commenced.

   (e) Morgan Stanley may terminate this Agreement upon written notice to Licensee if (i) Morgan Stanley is informed of the final adoption of any legislation or regulation that materially impairs Morgan Stanley's ability to license and provide the Indexes under this Agreement; or (ii) any material litigation or regulatory proceeding regarding the Trusts is threatened or commenced.

   5. Effect of Termination

   Upon termination of the license with respect to any Index, Licensee shall cease to use the Index(es) as the basis for the Trust(s) and cease referring to the affected Index(es) and all the relevant Marks in connection with the Trust(s), provided however that Licensee may continue to use the Index and the relevant Marks solely for the remaining duration of the Trust(s) but not for any extensions thereof.

   6. Trust Promotion

   (a) Licensee shall use its best efforts to protect the goodwill and reputation of Morgan Stanley in connection with its use of the Indexes and the Marks under this Agreement. Licensee shall submit to Morgan Stanley for its preview and approval all advertisements, brochures, and promotional and information material (other than price quotations for a Trust) ("Informational Materials") relating to or referring to Morgan Stanley, the Indexes, the Marks or the Trusts. Morgan Stanley's approval shall be confined solely to the use of or description of Morgan Stanley, the Marks, and the Indexes and shall not be unreasonably withheld or delayed by Morgan Stanley. Notwithstanding the foregoing, once any Informational Materials have been approved by Morgan Stanley, no approval is required for any modifications to such approved Informational Materials which do not materially change the use of or description of Morgan Stanley, the Marks, and/or the Indexes.

   (b) Morgan Stanley is not obligated to engage in any marketing or promotional activities in connection with the Trusts or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Trusts.

   (c) Licensee acknowledges and agrees that Morgan Stanley, in granting the permission contained in this Agreement, does not express or imply any approval of the Trusts or of Licensee and Licensee further agrees not to make any statement which expresses or implies that Morgan Stanley approves, endorses or consents to the promotion, marketing, and arrangement by Licensee of the Trusts or that Morgan Stanley makes any judgment or expresses any opinion in respect of the Licensee.

   7. Protection of Value of License

   (a) Licensee shall cooperate reasonably with Morgan Stanley in the maintenance of all Morgan Stanley common law and statutory rights in the Indexes and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such installments as are reasonably necessary and appropriate to such purposes, including the use by the Licensee of the following notice when referring to the Indexes or the Marks in any advertisement, offering circular, prospectus, brochure, or promotional or informational material relating to the Trusts:

     The [Name of particular index] index is the exclusive property of Morgan Stanley & Co. Morgan Stanley & Co. is a service mark of Morgan Stanley & Co. and has been licensed for use by [Name of Licensee]

or such similar language as may be approved in advance by Morgan Stanley.

   (b) Licensee shall not refer to the names of the Indexes in any manner which might reasonably be expected to cause confusion as to Morgan Stanley's responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Trusts.

   8. Proprietary Rights

   Licensee acknowledges that the Indexes are selected, arranged and prepared by an independent third party through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Morgan Stanley. Licensee also acknowledges that the Indexes and the Marks are the exclusive property of Morgan Stanley. Licensee shall not, and shall not assist any third party to, assert any rights in the Indexes or the Marks or any component thereof or challenge Morgan Stanley's rights therein. Morgan Stanley reserves all rights with respect to the Indexes and the Marks except those expressly licensed to Licensee hereunder.

   9. Warranties: Disclaimers

   (a) Morgan Stanley represents and warrants that Morgan Stanley is the owner of rights granted to Licensee herein and that use of the Indexes as provided herein shall not infringe any trademark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

   (b) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in prospectuses and regulation application forms and to use the first three sentences of the first disclaimer in all Informational Materials and any contract(s) relating to the Trusts and upon request to furnish a copy (copies) of all such documents to Morgan Stanley:

     This Trust is not sponsored, endorsed, sold or promoted by Morgan Stanley & Co. or any its affiliates (collectively, "MS"). Neither MS nor any other party makes any representation or warranty, express or implied, to the owners of this Trust or any member of the public regarding the advisability of investing in Trusts generally or in this Trust particularly or the ability of the [ ] index to track general stock market performance. MS is the licensor of certain trademarks, service marks and trade names of MS and of the [ ] index which is determined, composed and calculated by MS without regard to the issuer of this Trust or this Trust. MS has no obligation to take the needs of the issuer of this Trust or the owners of this Trust into consideration in determining, composing or calculating the [ ] index. MS is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this Trust to be issued or in the determination or calculation of the equation by which this Trust is redeemable for cash. Neither MS nor any other party has any obligation or liability to owners of this Trust in connection with the administration, marketing or trading of this Trust.

   ALTHOUGH MS SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEXES FROM SOURCES WHICH MS CONSIDERS RELIABLE, NEITHER MS NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MS NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MS NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MS HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MS OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

   (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

   (d) Licensee represents and warrants to Morgan Stanley that the Trusts shall not violate any applicable laws, including but not limited to banking, commodities and securities laws.

   (e) Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

   (f) The provisions of this Section 9 shall survive any termination of this Agreement.

   10. Indemnification

   (a) Licensee shall indemnify and hold harmless Morgan Stanley, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Morgan Stanley to the extent such claim or action is (1) in any manner related to the Trusts or Licensee's use of any of the Indexes; (2) based on any act or omission of Licensee that is in any manner related to the Trusts or Licensee's use of any of the Indexes; or (3) based on any other act or omission of Licensee which constitutes a breach of this Agreement; provided, however, that (i) Morgan Stanley notifies Licensee promptly of any such claim or action, and (ii) Licensee shall have no liability to Morgan Stanley if such judgments, damages, costs or losses are attributable to any negligent act or omission by Morgan Stanley, its parent, affiliates, subsidiaries or any of their employees or agents. Other than in the case of (ii) in the immediately preceding sentence, Licensee shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Except as provided in the following sentence, Licensee shall control the defense and settlement of any such claim or action. Morgan Stanley shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the defense of any such claim, except with the written consent of Morgan Stanley, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Morgan Stanley of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Morgan Stanley. This provision shall survive the termination of this Agreement.

   (b) Morgan Stanley shall indemnify and hold harmless Licensee, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Licensee to the extent such claims or actions arise from any act or omission of Morgan Stanley which constitutes a breach of this Agreement or an alleged infringement of a third party intellectual property by the Index(es) or the Marks; provided, however, that (i) Licensee notifies Morgan Stanley promptly of any such claim or action, and (ii) Morgan Stanley shall have no liability to Licensee if such judgments, damages, costs or losses are attributable to any negligent act or omission by Licensee, its parent, affiliates, subsidiaries or any of their employees or agents. Other than in the case of (ii) in the immediately preceding sentence, Morgan Stanley shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Except as provided in the following sentence, Morgan Stanley shall control the defense and settlement of any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Morgan Stanley. Morgan Stanley, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensee. This provision shall survive the termination of this Agreement.

   11. Force Majeure

   Neither Morgan Stanley nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slowdown), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

   12. Other Matters

   (a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned without such consent to Morgan Stanley's parent or any subsidiary or affiliate of Morgan Stanley. Furthermore, Licensee may assign this Agreement to an affiliate of Licensee upon Morgan Stanley prior written consent, which consent will not be unreasonably withheld or delayed.

   (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

   (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

   (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles and each party hereby consents to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Borough of Manhattan, New York City.

   (e) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Morgan Stanley:                Morgan Stanley & Co. Incorporated
                                         1221 Avenue of the Americas
                                         New York, New York 10020
                                         Attn: Legal Department--Technology Unit

Notice to Licensee:                      Van Kampen Funds Inc.
                                         11 Greenway Plaza
                                         Houston, Texas 77046-1173
                                         Attention: Elizabeth Nelson, Esq.


   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date set forth above.

MORGAN STANLEY & CO. INCORPORATED                  VAN KAMPEN FUNDS INC.


By:                                                 By:

Title:                                              Title:

Name:                                               Name:
                  {Printed}                                          {Printed}

Date:  December ___, 2010                           Date:  December ___, 2010



                                    EXHIBIT A

                              List of the Indexes:



                         Morgan Stanley Technology Index

                   Morgan Stanley Multinational Company Index



                                    EXHIBIT B

                            Description of the Trusts

   Each series of "Technology Portfolio" and "U.S. Multinational 50 Portfolio" deposited following the Effective Date (collectively the "Trusts") are registered investment companies, registered with the U.S. Securities and Exchange Commission as unit investment trusts. Interests in the Trusts or in various series of the Trusts are to be issued and traded on a public basis in the U.S., in accordance with the U.S. federal securities laws and the applicable laws of the various U.S. states. This license does not cover instruments that reference the underlying Trusts, such as depository receipts, options or swaps.